Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NF Energy Saving Corporation

We consent to the incorporation by reference in the Registration Statement of NF Energy Saving Corporation (the “Company”) on Form S-3 (File No. 333-196203) of our report dated March 27, 2015 on our audit of the Company’s financial statements as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for the years ended December 31, 2014 and 2013, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Forms S-3 (File No. 333-196203).

/s/ HKCMCPA Company Limited

HKCMCPA Company Limited

Certified Public Accountants

Hong Kong, China

March 27, 2015